Exhibit 99.1

October 29, 2025

SiteOne Landscape Supply Announces Third Quarter 2025 Earnings

Third Quarter 2025 Highlights (Compared to Third Quarter 2024):

•	Net sales increased 4% to $1,258.2 million

•	Organic Daily Sales increased 3%

•	Gross profit increased 6% to $437.2 million; gross margin improved 70 basis points to 34.7%

•	SG&A as a percentage of Net sales decreased 50 basis points to 28.4%

•	Net income attributable to SiteOne increased 33% to $59.1 million

•	Adjusted EBITDA[1] increased 11% to $127.5 million; Adjusted EBITDA margin improved 60 basis points to 10.1%

•	Cash provided by operating activities increased $12.7 million to $128.6 million

•	Closed the acquisitions of Grove Nursery, Nashville Nursey and Landscape Supply, and Autumn Ridge Stone & Landscape Supply

Post Quarter Highlights

•	Closed the acquisition of Red’s Home & Garden

•	Repurchased $20.0 million of shares under the share repurchase authorization

ROSWELL, Ga. — (BUSINESS WIRE) — SiteOne Landscape Supply, Inc. (the “Company” or “SiteOne”) (NYSE: SITE) announced earnings for its third quarter ended September 28, 2025 (“Third Quarter 2025”).

“We are pleased to report another quarter of strong operational performance, delivering double-digit year-over-year Adjusted EBITDA growth and meaningful operating leverage despite challenging end markets,” said Doug Black, SiteOne’s Chairman and CEO. “Our strong teams continued to leverage our capabilities to gain market share resulting in Organic Daily Sales growth of 3%, with all product lines and nearly all regions contributing positively. Pricing was up 1% in the third quarter reflecting strong execution and operating discipline, as we more than offset commodity headwinds and drove gross margin expansion through our strategic initiatives. We also completed six acquisitions year-to-date which expand our capabilities to serve our customers in those local markets.”

“While we expect the end-market softness to persist through the end of the year, we have the ability, through our commercial and operational initiatives, to achieve above market organic growth and strong operating leverage. With our leading market position, excellent teams, operational execution, and proven M&A strategy, we are confident in our ability to deliver superior value to our customers and drive continued performance and growth.”

Third Quarter 2025 Results

Net sales for the Third Quarter 2025 increased to $1,258.2 million, or 4%, compared to $1,208.8 million for the prior year period. Organic Daily Sales increased 3% compared to the prior year period, primarily driven by our sales initiatives and improved pricing. Acquisitions contributed $12.5 million, or 1%, to Net sales growth for the quarter.

Gross profit increased 6% to $437.2 million for the Third Quarter 2025 compared to $411.0 million for the prior year period. Gross margin improved by 70 basis points to 34.7%, primarily due to improved price realization and benefits from our commercial initiatives.

Selling, general and administrative expenses (“SG&A”) for the Third Quarter 2025 increased 2% to $357.4 million from $349.1 million for the prior year period. SG&A as a percentage of Net sales decreased 50 basis points to 28.4%, compared to 28.9% for the prior year period. The operating leverage improvement reflects our actions to increase productivity and better align operating costs with the current market demand.

Net income attributable to SiteOne for the Third Quarter 2025 increased to $59.1 million, or 33%, compared to $44.4 million for the prior year period, driven by Net sales growth, improved gross margin, and SG&A leverage.

Adjusted EBITDA1 for the Third Quarter 2025 increased 11% to $127.5 million, compared to $114.8 million for the prior year period. Adjusted EBITDA margin improved 60 basis points to 10.1%.

Net debt, calculated as long-term debt (net of issuance costs and discounts) plus finance leases, net of Cash and cash equivalents on our balance sheet as of September 28, 2025, was $422.5 million compared to $449.3 million as of September 29, 2024. Net debt to Adjusted EBITDA1 for the last twelve months was 1.0 times, compared to 1.2 times for the prior year period.

As of September 28, 2025, Cash and cash equivalents was $106.9 million and available capacity under the ABL Facility was $577.8 million.

1.	Adjusted EBITDA includes contribution from non-controlling interest of $1.0 million for the Third Quarter 2025.

Outlook

“We expect the end market demand in new residential construction (21% of sales) and repair and upgrade (30% of sales) to continue to be soft during the remainder of the year, though we are seeing some stabilization in the latter. The maintenance end market (35% of sales) should continue to grow modestly, and we expect new commercial construction demand (14% of sales) to be flat. We expect pricing, which was up 1% in the third quarter, to be up 1% to 2% in the fourth quarter as commodity price deflation continues to dissipate,” Black continued. “With the benefit of our commercial initiatives, we expect sales volume to be modestly positive, yielding low single-digit Organic Daily Sales growth for the fourth quarter. With strong cost control, focus branch improvement, improved price realization, and contributions from acquisitions, we remain on track to expand our Adjusted EBITDA margin for the full year 2025.”

To proactively address the potential for continued soft market conditions and to further optimize our footprint and cost structure, we plan to consolidate or close additional branches in the fourth quarter and incur a corresponding charge to Adjusted EBITDA of approximately $4 million to $6 million. We expect to retain most of the sales from these branches.

Given these trends and including the anticipated fourth quarter charge, we now expect our full year Adjusted EBITDA to be in the range of $405 million to $415 million. Our guidance does not include any contributions from unannounced acquisitions.

Reconciliation for the forward-looking full year 2025 Adjusted EBITDA outlook is not being provided, as the Company does not currently have sufficient data to accurately estimate the variables and individual adjustments for such reconciliation.

Conference Call Information

SiteOne management will host a conference call today, October 29, 2025, at 8:00 a.m. Eastern Time, to discuss the Company’s financial results. The conference call can also be accessed by dialing 877-704-4453 (domestic) or 201-389-0920 (international), or by clicking on this link for instant telephone access to the call. A telephonic replay will be available approximately three hours after the call by dialing 844-512-2921, or for international callers, 412-317-6671. The passcode for the replay is 13756184. The replay will be available until 11:59 p.m. (ET) on November 12, 2025.

Interested investors and other parties can listen to a webcast of the live conference call by logging onto the Investor Relations section of the Company's website at http://investors.siteone.com. The online replay will be available for 30 days on the same website immediately following the call. A slide presentation highlighting the Company’s results and key performance indicators will also be available on the Investor Relations section of the Company’s website.

To learn more about SiteOne, please visit the company's website at http://investors.siteone.com.

About SiteOne Landscape Supply, Inc.

SiteOne Landscape Supply, Inc. (NYSE: SITE), is the largest and only national full product line wholesale distributor of landscape supplies in the United States and has an established presence in Canada. Its customers are primarily residential and commercial landscape professionals who specialize in the design, installation and maintenance of lawns, gardens, golf courses and other outdoor spaces.

Investor Relations Contact:

SiteOne Landscape Supply, Inc.

Investor Relations

470-270-7011

investors@siteone.com

Forward-Looking Statements

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may include, but are not limited to, statements relating to driving organic and inorganic growth, and 2025 Adjusted EBITDA outlook. Some of the forward-looking statements can be identified by the use of terms such as “may,” “intend,” “might,” “will,” “should,” “could,” “would,” “expect,” “believe,” “estimate,” “anticipate,” “predict,” “project,” “potential,” or the negative of these terms, and similar expressions. You should be aware that these forward-looking statements are subject to risks and uncertainties that are beyond our control. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances. New factors emerge from time to time that may cause our business not to develop as we expect, and it is not possible for us to predict all of them. Factors that may cause actual results to differ materially from those expressed or implied by the forward-looking statements include, but are not limited to, the following: cyclicality in residential and commercial construction markets; general business, financial market, and economic conditions including challenges created, in part by the imposition of U.S. tariffs and broader geopolitical conflicts, and the resulting economic concerns, market fluctuations and volatility, declines in consumer sentiment and impact on the price, and demand for, our products; severe weather and climate conditions; seasonality of our business and its impact on demand for our products; prices for the products we purchase may fluctuate including as a result of commodity price deflation; market variables, including inflation and elevated interest rates for prolonged periods; increases in operating costs; climate, environmental, health and safety laws and regulations; hazardous materials and related materials; laws and government regulations applicable to our business that could negatively impact demand for our products; public perceptions that our products and services are not environmentally friendly or that our practices are not sustainable; competitive industry pressures, including competition for our talent base; supply chain disruptions (including as a result of the imposition of U.S. tariffs), product or labor shortages, and the loss of key suppliers; inventory management risks; ability to implement our business strategies and achieve our growth objectives; acquisition and integration risks, including increased competition for acquisitions; risks associated with our large labor force and our customers’ labor force and labor market disruptions; retention of key personnel; construction defect and product liability claims; impairment of goodwill; adverse credit and financial markets events and conditions; inefficient or ineffective allocation of capital; credit sale risks; performance of individual branches; cybersecurity incidents involving our systems or third-party systems; failure or malfunctions in our information technology systems; security of personal information about our customers; intellectual property and other proprietary rights; unanticipated changes in our tax provisions, including those resulting from the passage of the One Big Beautiful Bill Act; threats from terrorism, violence, uncertain political conditions, and geopolitical conflicts such as the ongoing conflict between Russia and Ukraine, the conflict in the Gaza Strip, and unrest in the Middle East; risks related to our current indebtedness, including with respect to elevated interest rates on our variable indebtedness, and our ability to obtain financing in the future; financial institution disruptions; risks related to our common stock; and other risks, as described in Item 1A, “Risk Factors”, and elsewhere in our Annual Report on Form 10-K for the fiscal year ended December 29, 2024, as may be updated by subsequent filings under the Securities Exchange Act of 1934, as amended, including Forms 10-Q and 8-K.

Non-GAAP Financial Information

This release includes certain financial information, not prepared in accordance with U.S. GAAP. Because not all companies calculate non-GAAP financial information identically (or at all), the presentations herein may not be comparable to other similarly titled measures used by other companies. Further, these measures should not be considered substitutes for the information contained in the historical financial information of the Company prepared in accordance with U.S. GAAP that is set forth herein.

We present Adjusted EBITDA in order to evaluate the operating performance and efficiency of our business. EBITDA represents Net income (loss) plus the sum of income tax expense (benefit), interest expense, net of interest income, and depreciation and amortization. Adjusted EBITDA represents EBITDA as further adjusted for stock-based compensation expense, (gain) loss on sale of assets and termination of finance leases not in the ordinary course of business, financing fees, as well as other fees and expenses related to acquisitions, and other non-recurring (income) loss. Adjusted EBITDA includes Adjusted EBITDA attributable to non-controlling interest. Adjusted EBITDA does not include pre-acquisition acquired Adjusted EBITDA. Adjusted EBITDA is not a measure of our liquidity or financial performance under U.S. GAAP and should not be considered as an alternative to Net income, operating income or any other performance measures derived in accordance with U.S. GAAP, or as an alternative to cash flow from operating activities as a measure of our liquidity. The use of Adjusted EBITDA instead of Net income has limitations as an analytical tool. Because not all companies use identical calculations, our presentation of Adjusted EBITDA may not be comparable to other similarly titled measures of other companies, limiting its usefulness as a comparative measure. Net debt is defined as long-term debt (net of issuance costs and discounts) plus finance leases, net of Cash and cash equivalents on our balance sheet. Leverage Ratio is defined as Net debt to trailing twelve months Adjusted EBITDA. We define Organic Daily Sales as Organic Sales divided by the number of Selling Days in the relevant reporting period. We define Organic Sales as Net sales, including Net sales from newly-opened greenfield branches, but excluding Net sales from acquired branches until they have been under our ownership for at least four full fiscal quarters at the start of the fiscal year. Selling Days are the number of business days, excluding Saturdays, Sundays, and holidays, that SiteOne branches are open during the relevant reporting period.

SiteOne Landscape Supply, Inc.

Consolidated Balance Sheets (Unaudited)

(In millions, except share and per share data)

Assets	September 28, 2025	December 29, 2024
Current assets:
Cash and cash equivalents	$106.9	$107.1
Accounts receivable, net of allowance for doubtful accounts of $27.4 and $26.9, respectively	606.0	547.1
Inventory, net	962.6	827.2
Income tax receivable	5.0	12.3
Prepaid expenses and other current assets	89.9	55.9
Total current assets	1,770.4	1,549.6

Property and equipment, net	300.6	292.1
Operating lease right-of-use assets, net	410.3	415.3
Goodwill	522.2	518.1
Intangible assets, net	227.0	261.0
Deferred tax assets	18.4	18.5
Other assets	18.5	16.2
Total assets	$3,267.4	$3,070.8

Liabilities, Redeemable Non-controlling Interest, and Stockholders' Equity
Current liabilities:
Accounts payable	$341.7	$315.5
Current portion of finance leases	34.2	29.7
Current portion of operating leases	90.3	90.2
Accrued compensation	87.8	70.9
Long-term debt, current portion	3.9	4.3
Accrued liabilities	153.5	130.2
Total current liabilities	711.4	640.8

Other long-term liabilities	4.3	11.0
Finance leases, less current portion	106.8	100.9
Operating leases, less current portion	335.9	342.3
Long-term debt, less current portion	384.5	383.9
Total liabilities	1,542.9	1,478.9

Commitments and contingencies

Redeemable non-controlling interest	22.8	19.4

Stockholders' equity:
Common stock, par value $0.01; 1,000,000,000 shares authorized; 45,879,547 and 45,601,760 shares issued, and 44,696,474 and 44,913,296 shares outstanding at September 28, 2025 and December 29, 2024, respectively	0.5	0.5
Additional paid-in capital	652.7	626.5
Retained earnings	1,200.7	1,039.9
Accumulated other comprehensive loss	(5.9)	(6.1)
Treasury stock, at cost, 1,183,073 and 688,464 shares at September 28, 2025 and December 29, 2024, respectively	(146.3)	(88.3)
Total stockholders' equity	1,701.7	1,572.5
Total liabilities, redeemable non-controlling interest, and stockholders' equity	$3,267.4	$3,070.8

SiteOne Landscape Supply, Inc.

Consolidated Statements of Operations (Unaudited)

(In millions, except share and per share data)

	Three Months Ended		Nine Months Ended
	September 28, 2025	September 29, 2024	September 28, 2025	September 29, 2024
Net sales	$1,258.2	$1,208.8	$3,659.2	$3,527.5
Cost of goods sold	821.0	797.8	2,380.8	2,305.0
Gross profit	437.2	411.0	1,278.4	1,222.5

Selling, general and administrative expenses	357.4	349.1	1,049.7	1,020.6
Other income	5.4	8.0	14.4	15.3
Operating income	85.2	69.9	243.1	217.2

Interest and other non-operating expenses, net	9.1	9.5	26.8	25.2
Income before taxes	76.1	60.4	216.3	192.0
Income tax expense	15.5	15.8	51.1	46.1
Net income	60.6	44.6	165.2	145.9

Less:
Net income attributable to non-controlling interest	0.4	0.2	1.4	0.6
Adjustment of non-controlling interest to redemption value	1.1	—	3.0	—

Net income attributable to SiteOne	$59.1	$44.4	$160.8	$145.3

Net income per common share:
Basic	$1.32	$0.98	$3.58	$3.21
Diluted	$1.31	$0.97	$3.56	$3.18
Weighted average number of common shares outstanding:
Basic	44,802,833	45,229,528	44,901,813	45,253,447
Diluted	45,035,242	45,572,078	45,174,654	45,647,670

SiteOne Landscape Supply, Inc.

Consolidated Statements of Cash Flows (Unaudited)

(In millions)

	Nine Months Ended
	September 28, 2025	September 29, 2024
Cash Flows from Operating Activities:
Net income	$165.2	$145.9
Adjustments to reconcile Net income to net cash provided by operating activities:
Amortization of finance lease right-of-use assets and depreciation	60.5	55.3
Stock-based compensation	21.5	19.5
Amortization of software and intangible assets	45.6	48.1
Amortization of debt related costs	0.8	1.0
Loss on extinguishment of debt	—	1.8
Gain on sale of equipment	(0.6)	(1.0)
Deferred income taxes	0.5	—
Other	(4.9)	(5.8)
Changes in operating assets and liabilities, net of the effects of acquisitions:
Receivables	(56.9)	(72.4)
Inventory	(131.6)	(44.2)
Income tax receivable	7.3	(4.0)
Prepaid expenses and other assets	(30.6)	(28.1)
Accounts payable	24.5	47.2
Income tax payable	—	(8.0)
Accrued expenses and other liabilities	34.4	8.7
Net Cash Provided By Operating Activities	$135.7	$164.0

Cash Flows from Investing Activities:
Purchases of property and equipment	(39.2)	(31.0)
Purchases of intangible assets	(0.6)	(3.4)
Acquisitions, net of cash acquired	(18.4)	(110.4)
Proceeds from the sale of property and equipment	4.8	4.5
Net Cash Used In Investing Activities	$(53.4)	$(140.3)

Cash Flows from Financing Activities:
Equity proceeds from common stock	9.0	5.1
Repurchases of common shares	(58.3)	(21.6)
Distributions to non-controlling interest	(1.0)	—
Borrowings under term loans	—	220.1
Repayments under term loans	(2.9)	(197.0)
Borrowings on asset-based credit facilities	293.8	360.9
Repayments on asset-based credit facilities	(291.1)	(354.9)
Payments of debt issuance costs	—	(2.2)
Payments on finance lease obligations	(24.1)	(19.4)
Payments of acquisition related contingent obligations	(3.8)	(4.7)
Other financing activities	(4.8)	(6.8)
Net Cash Used In Financing Activities	$(83.2)	$(20.5)

Effect of exchange rate on cash	0.7	(0.2)
Net change in cash	(0.2)	3.0
Cash and cash equivalents:
Beginning	107.1	82.5
Ending	$106.9	$85.5

Supplemental Disclosures of Cash Flow Information:
Cash paid during the year for interest	$26.0	$23.0
Cash paid during the year for income taxes	$38.2	$56.3

SiteOne Landscape Supply, Inc.

Adjusted EBITDA to Net Income Reconciliation (Unaudited)

(In millions)

The following table presents a reconciliation of Adjusted EBITDA to Net income (loss):

	2025			2024				2023
	Qtr 3	Qtr 2	Qtr 1	Qtr 4	Qtr 3	Qtr 2	Qtr 1	Qtr 4
Reported Net income (loss)	$60.6	$132.1	$(27.5)	$(21.5)	$44.6	$120.6	$(19.3)	$(3.4)
Income tax expense (benefit)	15.5	45.0	(9.4)	(10.1)	15.8	40.0	(9.7)	(5.0)
Interest expense, net	9.1	10.3	7.4	6.7	9.5	9.0	6.7	6.5
Depreciation and amortization	35.4	35.3	35.4	35.6	35.9	34.6	32.9	34.6
EBITDA	120.6	222.7	5.9	10.7	105.8	204.2	10.6	32.7
Stock-based compensation(a)	5.6	2.3	13.6	5.5	5.2	3.8	10.5	5.0
(Gain) loss on sale of assets(b)	0.1	(0.5)	(0.2)	1.5	0.3	(0.3)	(1.0)	(0.1)
Financing fees(c)	—	—	—	—	0.5	—	—	—
Acquisitions and other adjustments(d)	1.2	2.2	3.1	14.1	3.0	2.8	1.0	2.3
Adjusted EBITDA(e)	$127.5	$226.7	$22.4	$31.8	$114.8	$210.5	$21.1	$39.9

(a)	Represents stock-based compensation expense recorded during the period.

(b)	Represents any gain or loss associated with the sale of assets and termination of finance leases not in the ordinary course of business.

(c)	Represents fees associated with our debt refinancing and debt amendments.

(d)	Represents professional fees and settlement of litigation, performance bonuses, and retention and severance payments related to historical acquisitions. Also included is the cost of inventory that was stepped up to fair value during the second quarter of 2024 related to the purchase accounting of Devil Mountain and charges during the fourth quarter of 2024 for consolidating or closing certain locations acquired in connection with our acquisition of Pioneer Landscape Centers, Inc. and JLL Pioneer LLC. We cannot predict the timing or amount of any such fees or payments. These amounts are recorded in Cost of goods sold and Selling, general and administrative expenses in the Consolidated Statements of Operations.

(e)	Adjusted EBITDA excludes any earnings or loss of acquisitions prior to their respective acquisition dates for all periods presented. Adjusted EBITDA includes Adjusted EBITDA attributable to non-controlling interest of $1.0 million, $1.8 million, and $0.3 million for the third, second, and first quarter of 2025, respectively, and $0.8 million, $0.8 million, and $0.9 million for the fourth, third, and second quarter of 2024, respectively.

SiteOne Landscape Supply, Inc.

Organic Daily Sales to Net Sales Reconciliation

(In millions, except Selling Days; unaudited)

The following table presents a reconciliation of Organic Daily Sales to Net sales:

	2025			2024
	Qtr 3	Qtr 2	Qtr 1	Qtr 3	Qtr 2	Qtr 1
Reported Net sales	$1,258.2	$1,461.6	$939.4	$1,208.8	$1,413.9	$904.8
Organic Sales(a)	1,203.8	1,394.0	894.3	1,166.9	1,387.2	904.8
Acquisition contribution(b)	54.4	67.6	45.1	41.9	26.7	—
Selling Days	63	64	64	63	64	64
Organic Daily Sales	$19.1	$21.8	$14.0	$18.5	$21.7	$14.1

(a)	Organic Sales equal Net sales less Net sales from branches acquired in 2025 and 2024.

(b)	Represents Net sales from acquired branches that have not been under our ownership for at least four full fiscal quarters at the start of the 2025 Fiscal Year. Includes Net sales from branches acquired in 2025 and 2024.